Exhibit 1
The Stock Exchange of Hong Kong Limited takes no responsibility for the contents of this Announcement, makes no representation as to its accuracy or completeness and expressly disclaims any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this Announcement.
This Announcement appears for information purposes only and does not constitute an invitation or offer to acquire, purchase or subscribe for securities of China Unicom Limited or China Netcom Group Corporation (Hong Kong) Limited, nor is it any solicitation of any vote or approval in any jurisdiction.

CHINA UNICOM LIMITED

(incorporated in Hong Kong with limited liability)
(Stock Code: 0762)
(1) PROPOSED CHANGE OF ACCOUNTING POLICIES
(2) NEW CONTINUING CONNECTED TRANSACTIONS
(3) PROPOSED AMENDMENT TO ARTICLES OF ASSOCIATION
AND
(4) PROPOSED CHANGE OF COMPANY NAME
INTRODUCTION
Unicom refers to (1) the joint announcement issued by Unicom and Netcom on 2 June 2008 regarding the proposed merger of Unicom and Netcom by way of a scheme of arrangement of Netcom under Section 166 of the Hong Kong Companies Ordinance (the “First Joint Announcement”) and (2) the joint announcement issued by Unicom and Netcom on 23 June 2008 regarding the delay in the despatch of the Scheme Document and the Circular (the “Second Joint Announcement”). Unless otherwise defined under paragraph 7 headed “Definitions” or elsewhere in this Announcement, capitalised terms used in this Announcement shall have the same meanings as those defined in the First Joint Announcement and the Second Joint Announcement.

PROPOSED CHANGE OF ACCOUNTING POLICIES
If the proposed merger of Unicom and Netcom is completed, Netcom will become a wholly-owned subsidiary of Unicom and the financial statements of the Netcom Group will be consolidated into the financial statements of the Unicom Group.
In order to ensure consistency of accounting policies for buildings and fixed line telecommunications equipment adopted by the Enlarged Group and to enhance the comparability with the accounting policies adopted by other fixed line telecommunications operators, the Board has approved the change in the following accounting policies of the Unicom Group, which will take effect only on completion of the proposed merger of Unicom and Netcom:
(a)	buildings of the Unicom Group will be stated at historical costs (less accumulated depreciation and accumulated impairment losses) instead of at revalued amounts; and

(b)
telecommunications equipment of long distance, data and Internet business of the Unicom Group will be stated at revalued amounts instead of historical costs (less accumulated depreciation and accumulated impairment losses).

NEW CONTINUING CONNECTED TRANSACTIONS
Upon completion of the Proposals and the Scheme becoming effective, Netcom will become a wholly-owned subsidiary of Unicom and Netcom Parent will become a connected person of Unicom. Accordingly, the existing continuing connected transactions between Netcom and its subsidiaries, namely, CNC China and China Netcom System Integration (which will become subsidiaries of Unicom), and Netcom Parent will become new continuing connected transactions of Unicom with effect from the Effective Date.
In addition, there are existing continuing transactions between certain subsidiaries of Unicom and Netcom Parent. Upon completion of the Proposals and the Scheme becoming effective, such existing continuing transactions will become new continuing connected transactions of Unicom with effect from the Effective Date. CUCL and Netcom Parent have entered into certain framework agreements to record the principles governing, and the principal terms of, such existing continuing transactions.

Furthermore, pursuant to an agreement dated 12 August 2008 entered into between Unicom Parent and Unicom A Share Company and a transfer agreement dated 12 August 2008 entered into between Unicom A Share Company, CUCL and CNC China, the terms of the continuing connected transactions between Unicom and Unicom Parent that were approved on 1 December 2006 by the Independent Unicom Shareholders at the time, the details of which were set out in the circular issued to the Unicom Shareholders dated 10 November 2006, will be amended with effect from the Effective Date to include CNC China as a party and to facilitate the business and operations of the Enlarged Group.
PROPOSED AMENDMENT TO ARTICLES OF ASSOCIATION
The Articles of Association currently permit the Board to deal with fractional Unicom Shares only in certain circumstances. The Board has proposed that the Articles of Association be amended in order to give the Board greater flexibility to deal with any fractional Unicom Shares which arise as a result of an issue of Unicom Shares by Unicom.
PROPOSED CHANGE OF COMPANY NAME
Conditional upon the Scheme becoming effective, the Board has proposed that Unicom’s company name be changed from “China Unicom Limited ” to “China Unicom (Hong Kong) Limited ” with effect from the Effective Date.
UNICOM EGM
An extraordinary general meeting will be convened for the purpose of considering and, if thought fit, approving (1) the Non-exempt New Continuing Connected Transactions, (2) the proposed amendment to the Articles of Association and (3) the Proposed Change of Company Name.
The Independent Board Committee has been established to advise the Unicom Shareholders and the Independent Unicom Shareholders on the terms of the relevant Non-exempt New Continuing Connected Transactions. In this respect, Merrill Lynch has been appointed as the independent financial adviser to the Independent Board Committee, the Unicom Shareholders and the Independent Unicom Shareholders on the terms of the relevant Non-exempt New Continuing Connected Transactions.

A circular containing, among other things, details of (1) the New Continuing Connected Transactions, including the Non-exempt New Continuing Connected Transactions, the letter of advice from the Independent Board Committee to the Unicom Shareholders and the Independent Unicom Shareholders, the letter of advice from Merrill Lynch to the Independent Board Committee, the Unicom Shareholders and the Independent Unicom Shareholders, (2) the proposed amendment to the Articles of Association and (3) the Proposed Change of Company Name, together with a notice of the Unicom EGM and the related proxy form of proxy, will be despatched to the Unicom Shareholders as soon as practicable after the date of this Announcement.
1.	INTRODUCTION

Unicom refers to (1) the First Joint Announcement and (2) the Second Joint Announcement. Unless otherwise defined under paragraph 7 headed “Definitions” or elsewhere in this Announcement, capitalised terms used in this Announcement shall have the same meanings as those defined in the First Joint Announcement and the Second Joint Announcement.

2.	PROPOSED CHANGE OF ACCOUNTING POLICIES

If the proposed merger of Unicom and Netcom is completed, Netcom will become a wholly-owned subsidiary of Unicom and the financial statements of the Netcom Group will be consolidated into the financial statements of the Unicom Group.

In order to ensure consistency of accounting policies for buildings and fixed line telecommunications equipment adopted by the Enlarged Group and to enhance the comparability with the accounting policies adopted by other fixed line telecommunications operators, the Board has approved the change in the following accounting policies of the Unicom Group, which will take effect only on completion of the proposed merger of Unicom and Netcom:

(a)	buildings of the Unicom Group will be stated at historical costs (less accumulated depreciation and accumulated impairment losses) instead of at revalued amounts; and
(b)
telecommunications equipment of long distance, data and Internet business of the Unicom Group will be stated at revalued amounts instead of historical costs (less accumulated depreciation and accumulated impairment losses).

3.	NEW CONTINUING CONNECTED TRANSACTIONS

As at the date of this Announcement, Netcom BVI and its associates (which includes Netcom Parent, being the parent company of Netcom BVI) did not have any shareholding interest in Unicom. As at the date of this Announcement, Netcom BVI had a shareholding interest in Netcom of approximately 69.37% and accordingly, Netcom BVI and its associates are connected persons of Netcom. Upon completion of the Proposals and the Scheme becoming effective, Netcom will become a wholly-owned subsidiary of Unicom and Netcom BVI will have a shareholding interest in Unicom of approximately 29.49% (assuming that none of the outstanding Unicom Options and Netcom Options are exercised) or 28.98% (assuming that all of the outstanding Unicom Options and Netcom Options are exercised) and therefore, Netcom BVI and its associates will become connected persons of Unicom. Accordingly, the existing continuing connected transactions between Netcom and its subsidiaries, namely, CNC China and China Netcom System Integration (which will become subsidiaries of Unicom), and Netcom Parent (the “Existing Netcom Continuing Connected Transactions”) will become new continuing connected transactions of Unicom with effect from the Effective Date.

In addition, there are existing continuing transactions between certain subsidiaries of Unicom and Netcom Parent (the “Existing Unicom Continuing Transactions”). Upon completion of the Proposals and the Scheme becoming effective, the Existing Unicom Continuing Transactions will become new continuing connected transactions of Unicom with effect from the Effective Date. CUCL and Netcom Parent have entered into certain framework agreements to record the principles governing, and the principal terms of, the Existing Unicom Continuing Transactions.

Furthermore, pursuant to an agreement dated 12 August 2008 entered into between Unicom Parent and Unicom A Share Company (the “Second New Comprehensive Services Agreement”) and a transfer agreement dated 12 August 2008 entered into between Unicom A Share Company, CUCL and CNC China (the “New Transfer Agreement”), the terms of the continuing connected transactions between Unicom and Unicom Parent that were approved on 1 December 2006 by the Independent Unicom Shareholders at the time, the details of which were set out in the circular issued to the Unicom Shareholders dated 10 November 2006, will be amended with effect from the Effective Date (the “Amended 2006 Continuing Connected Transactions”) to include CNC China as a party and to facilitate the business and operations of the Enlarged Group.

Of the New Continuing Connected Transactions, the Non-exempt New Continuing Connected Transactions (save for the Amended 2006 Continuing Connected Transactions relating to the supply of telephone cards, interconnection arrangements, provision of international telecommunications network gateway, provision of operator-based value-added services, provision of value-added telecommunications services, provision of “10010/10011” customer services and provision of agency services, for which no annual caps are proposed) are subject to the approval of the Unicom Shareholders. The Amended 2006 Continuing Connected Transactions relating to the supply of telephone cards, interconnection arrangements, provision of international telecommunications network gateway, provision of operator-based value-added services, provision of value-added telecommunications services, provision of “10010/10011” customer services and provision of agency services are subject to the approval of the Independent Unicom Shareholders.

(A)	Existing Netcom Continuing Connected Transactions

Details of the Existing Netcom Continuing Connected Transactions, which were set out in the circular issued by Netcom to the Netcom Shareholders dated 9 November 2007 and approved by the Netcom Shareholders in general meeting on 6 December 2007 and which will become New Continuing Connected Transactions of Unicom with effect from the Effective Date, are summarised below.

(1)	Domestic Interconnection Settlement Agreement 2008-2010

Pursuant to the Domestic Interconnection Settlement Agreement 2008-2010, New Horizon Communications, CNC China and Netcom Parent agreed to interconnect the network of Netcom Parent on the one hand and that of CNC China on the other and settle the charges received in respect of domestic long distance voice services within their respective service regions on a quarterly basis.

For domestic long distance voice services between Netcom Parent and CNC China, the telephone operator in the location of the calling party makes a settlement payment to the telephone operator in the location of the called party at the rate of RMB0.06 per minute, irrespective of whether the call terminates within the network of either Netcom Parent or CNC China or outside the network of either Netcom Parent or CNC China.

The rate of RMB0.06 per minute mentioned above shall be adjusted with reference to the relevant standards, tariffs or policies promulgated by the relevant regulatory authorities in China from time to time.

In the case where the call terminates outside the network of either Netcom Parent or CNC China, the settlement payment is at the rate of RMB0.06 per minute.

(2)	International Long Distance Voice Services Settlement Agreement 2008-2010

Pursuant to the International Long Distance Voice Services Settlement Agreement 2008-2010, CNC China and Netcom Parent agreed to interconnect the networks of Netcom Parent and CNC China and settle the charges received in respect of international long distance voice services on a quarterly basis.

For outbound international calls, Netcom Parent reimburses CNC China for any amount it has paid to overseas telecommunications operators. The revenues received by Netcom Parent less the amount paid to overseas telecommunications operators are shared between Netcom Parent and CNC China in proportion to the estimated costs incurred by Netcom Parent and CNC China in connection with the provision of outbound international long distance voice services.

For inbound international calls, the revenues received by CNC China from overseas telecommunications operators (other than Netcom and its controlled entities) less the amount paid to Netcom Parent at the rate of RMB0.06 per minute (irrespective of whether the call terminates within the network of Netcom Parent or within the network of other operators) are shared between Netcom Parent and CNC China in proportion to the estimated costs incurred by Netcom Parent and CNC China in connection with the provision of inbound international long distance voice services.

The rate of RMB0.06 per minute mentioned above shall be adjusted with reference to the relevant standards, tariffs or policies promulgated by the relevant regulatory authorities in China from time to time.

In case where an inbound international call terminates within the network of operators other than Netcom Parent, an amount calculated at the rate of RMB0.06 per minute is paid to Netcom Parent.

(3)	Engineering and Information Technology Services Agreement 2008-2010

The Engineering and Information Technology Services Agreement 2008-2010 governs the arrangements with respect to the provision of certain engineering and information technology-related services to CNC China by Netcom Parent. These services include:

(a)	the provision of planning, surveying and design services in relation to telecommunications engineering projects;

(b)	the provision of construction services in relation to telecommunications engineering projects;
(c)	the provision of supervision services in relation to telecommunications engineering projects; and
(d)	the provision of information technology services, including office automation, software testing, network upgrade, new business development and support system development.

The charges payable for engineering and information technology-related services described above are determined with reference to market rates. In addition, where the value of any single item of engineering design or supervision-related service exceeds RMB0.5 million or where the value of any single item of engineering construction-related service exceeds RMB2 million, the award of such services will be subject to tender. The charges are settled between CNC China and Netcom Parent as and when the relevant services are provided.

(4)	Master Sharing Agreement 2008-2010

Pursuant to the Master Sharing Agreement 2008-2010:
(a)	CNC China will provide customer relationship management services for large enterprise customers of Netcom Parent;

(b)	CNC China will provide network management services to Netcom Parent;
(c)
CNC China will share with Netcom Parent the services provided by administrative and managerial staff in respect of central management of the business operations, financial control, human resources and other related matters of both CNC China and Netcom Parent;

(d)	CNC China will provide to Netcom Parent supporting services, such as billing and settlement provided by the business support centre;
(e)	Netcom Parent will provide to CNC China supporting services, including telephone card production, development and related services;
(f)	Netcom Parent will provide to CNC China certain other shared services, including advertising, publicity, research and development, business hospitality, maintenance and property management;
(g)	Netcom Parent will provide certain office space in its headquarters to CNC China for use as its principal executive office; and

(h)
CNC China and Netcom Parent will share the revenues received by Netcom Parent from other operators whose networks interconnect with the Internet backbone network of Netcom Parent and will share the monthly connection fee that Netcom Parent pays to the State Internet Switching Centre.

CNC China and Netcom Parent own certain equipment and facilities forming the Internet backbone network of China. This Internet backbone network interconnects with the networks of other operators. Such interconnection generates revenues which are settled with Netcom Parent and shared between Netcom Parent and CNC China under the Master Sharing Agreement 2008-2010.
The services set out in paragraphs (a) to (g) above and the revenue and fee set out in paragraph (h) above are shared between CNC China and Netcom Parent on an on-going basis from time to time.
(5)	Property Leasing Agreement 2008-2010

Pursuant to the Property Leasing Agreement 2008-2010:
(a)
CNC China leases to Netcom Parent a total of 54 buildings and units with an aggregate floor area of approximately 4,300 square metres located throughout CNC China’s service regions, for use as offices and other ancillary purposes; and

(b)
Netcom Parent leases to CNC China a total of 22 parcels of land with an aggregate site area of approximately 26,700 square metres and 42,097 buildings and units with an aggregate floor area of approximately 9,264,000 square metres located throughout CNC China’s service regions, for use as offices, telecommunications equipment sites and other ancillary purposes.

The charges payable by CNC China and by Netcom Parent under the Property Leasing Agreement 2008-2010 are based on market rates or the depreciation charges and taxes in respect of each property, provided that such depreciation charges and taxes shall not be higher than the market rates. The charges are payable quarterly in arrears and are subject to review every year to take into account the then prevailing market rates of the properties leased in that year.
(6)	Materials Procurement Agreement 2008-2010

Pursuant to the Materials Procurement Agreement 2008-2010:
(a)	CNC China may request Netcom Parent to act as its agent for the procurement of imported and domestic telecommunications equipment and other domestic non-telecommunications equipment;

(b)	CNC China may purchase from Netcom Parent certain products, including cables, modems and yellow pages telephone directories; and
(c)	Netcom Parent will provide to CNC China storage and transportation services related to the procurement and purchase of materials or equipment under the agreement.
Commission and/or charges for the domestic materials procurement services referred to in paragraph (a) above should not exceed the maximum rate of 3% of the contract value. Commission and/or charges for the above imported materials procurement services should not exceed the maximum rate of 1% of the contract value. The price for the purchase of Netcom Parent’s products referred to in paragraph (b) above is determined with reference to the following pricing principles and limits:
•	the government fixed price;

•	where there is no government fixed price but a government guidance price exists, the government guidance price;

•	where there is neither a government fixed price nor a government guidance price, the market price; or

•	where none of the above is applicable, the price to be agreed between the relevant parties and determined on a cost-plus basis.
Commission charges for the storage and transportation services referred to in paragraph (c) above are to be determined with reference to market rates.
Payments under the Materials Procurement Agreement 2008-2010 will be made as and when the relevant equipment or products have been procured and delivered.
(7)	Ancillary Telecommunications Services Agreement 2008-2010

The Ancillary Telecommunications Services Agreement 2008-2010 governs the arrangements with respect to the provision of ancillary telecommunications services to CNC China by Netcom Parent. These services include certain telecommunications pre-sale, on-sale and after-sale services such as assembling and repairing of certain telecommunications equipment, sales agency services, printing and invoice delivery services, maintenance of telephone booths, customers acquisition and servicing and other customers’ services.

The charges payable for the services described above are determined with reference to the following pricing principles and limits:
•	the government fixed price;

•	where there is no government fixed price but a government guidance price exists, the government guidance price;

•	where there is neither a government fixed price nor a government guidance price, the market price; or

•	where none of the above is applicable, the price to be agreed between the relevant parties and determined on a cost-plus basis.
The service charges are settled between CNC China and Netcom Parent as and when the relevant services are provided.
(8)	Support Services Agreement 2008-2010

Pursuant to the Support Services Agreement 2008-2010, Netcom Parent provides CNC China with various support services, including equipment leasing (other than equipment covered under the Telecommunications Facilities Leasing Agreement 2008-2010) and maintenance services, motor vehicles services, security services, basic construction agency services, research and development services, employee training services and advertising services and other support services.

The charges payable for the services described above are determined with reference to the following pricing principles and limits:
•	the government fixed price;

•	where there is no government fixed price but a government guidance price exists, the government guidance price;

•	where there is neither a government fixed price nor a government guidance price, the market price; or

•	where none of the above is applicable, the price to be agreed between the relevant parties and determined on a cost-plus basis.
The service charges are settled between CNC China and Netcom Parent as and when the relevant services are provided.

(9)	Telecommunications Facilities Leasing Agreement 2008-2010
Pursuant to the Telecommunications Facilities Leasing Agreement 2008-2010:
(a)	Netcom Parent leases inter-provincial fiber optic cables within CNC China’s service regions to CNC China;
(b)
Netcom Parent leases certain international telecommunications resources (including international telecommunications channel gateways, international telecommunications service gateways, international submarine cable capacity, international land cables and international satellite facilities) to CNC China; and

(c)	Netcom Parent leases certain other telecommunications facilities required by CNC China for its operations.
The rental charges for the leasing of inter-provincial fiber optic cables, international telecommunications resources and other telecommunications facilities were based on the annual depreciation charges of such fiber optic cables, resources and telecommunications facilities provided that such charges would not be higher than market rates. CNC China shall be responsible for the on-going maintenance of such inter-provincial fiber optic cables and international telecommunications resources. CNC China and Netcom Parent shall determine and agree which party is to provide maintenance service to the telecommunications facilities referred to in paragraph (c) above. Unless otherwise agreed by CNC China and Netcom Parent, such maintenance service charges would be borne by CNC China. If Netcom Parent shall be responsible for maintaining any telecommunications facilities referred to in paragraph (c) above, CNC China shall pay to Netcom Parent the relevant maintenance service charges which shall be agreed between the parties and determined on a cost-plus basis. The net rental charges and service charges due to Netcom Parent under the Telecommunications Facilities Leasing Agreement 2008-2010 will be settled between CNC China and Netcom Parent on a quarterly basis.
(10)	Information and Communications Technology Agreement 2008-2010
Pursuant to the Information and Communications Technology Agreement 2008-2010:
(a)
China Netcom System Integration (and its subsidiaries) provides information and communications technology services to Netcom Parent (and its subsidiaries (other than the Netcom Group)), which include system integration services, software development services, operational maintenance services, consultancy services, equipment leasing-related services and product sales and distribution related services; and

(b)
China Netcom System Integration will also subcontract services ancillary to the provision of information and communications technology services, namely, the system installation and configuration services, to the subsidiaries and branches of Netcom Parent in Netcom Parent’s southern service region in the PRC.

The charges payable for the services provided under the Information and Communications Technology Agreement 2008-2010 are determined with reference to the following pricing principles and limits:
•	the government fixed price;

•	where there is no government fixed price but a government guidance price exists, the government guidance price; or

•	where there is neither a government fixed price nor a government guidance price, the market price.
In relation to the charges payable for the services provided under the Information and Communications Technology Agreement 2008-2010 that are to be determined with reference to the market price:
•
if the value of any single item of system installation and configuration services provided by Netcom Parent (and its subsidiaries) to China Netcom System Integration (and its subsidiaries) exceeds RMB0.3 million, the award of such services will be subject to tender; or

•
if the value of any single item of system integration, software development, operational maintenance, consultancy and equipment leasing-related services exceeds RMB0.5 million, or where the value of any single item of product sales and distribution related services exceeds RMB2 million, the award of such services will be subject to tender.

The Information and Communications Technology Agreement 2008-2010 is effective from 1 January 2008 and expires after 31 December 2010. If the parties agree, the Information and Communications Technology Agreement 2008-2010 can be renewed on the same terms for further periods of three years.

(B)	Existing Unicom Continuing Transactions
Details of the Existing Unicom Continuing Transactions which will become New Continuing Connected Transactions of Unicom with effect from the Effective Date are summarised below.
(1)	Framework Agreement for Interconnection Settlement
CUCL and Netcom Parent entered into a framework agreement (the “Framework Agreement for Interconnection Settlement”) on 12 August 2008 to record the principles governing, and the principal terms of, the existing continuing transactions between the parties whereby the parties agreed to interconnect the network of Netcom Parent on the one hand and that of CUCL on the other and settle charges received in respect of domestic long distance voice services within their respective service regions and international long distance voice services.
Within the local networks, when a CUCL mobile telephone customer calls a Netcom Parent fixed-line customer, or when customers of the two operators make inter-network calls to various call centres, the telephone operator in the location of the calling party makes a settlement payment to the telephone operator in the location of the called party at the rate of RMB0.06 per minute.
When a CUCL mobile telephone user chooses to use Netcom Parent’s domestic or international long distance call services, or when a Netcom Parent local fixed-line user chooses to use CUCL’s domestic or international long distance call services, the telephone operator in the location of the called party makes a settlement payment to the telephone operator in the location of the calling party at the rate of RMB0.06 per minute.
For domestic long distance voice services, Internet protocol voice services from one operator to another, and for international voice services, international Internet protocol voice services from one operator to another, the telephone operator in the location of the calling party makes a settlement payment to the telephone operator in the location of the called party at the rate of RMB0.06 per minute.
However, for domestic long distance voice services between the parties where the calling party is unable to choose to use a third party operator, the settlement payment rate will be RMB0.34 per minute if the call is made between 0:00 — 07:00 hours and RMB0.54 per minute if the call is made between 07:00 to 23:59 hours. For calls that need to be transferred to a third party operator, the settlement rate for the transfer will be RMB0.03 per minute.

(2)	Framework Agreement for Engineering and Information Technology Services
CUCL and Netcom Parent entered into a framework agreement (the “Framework Agreement for Engineering and Information Technology Services”) on 12 August 2008 to record the principles governing, and the principal terms of, the existing continuing transactions between the parties relating to the provision of certain engineering and information technology-related services to CUCL by Netcom Parent. These services include:
(a)	the provision of planning, surveying and design services in relation to telecommunications engineering projects;
(b)	the provision of construction services in relation to telecommunications engineering projects;
(c)	the provision of supervision services in relation to telecommunications engineering projects; and
(d)	the provision of information technology services, including office automation, software testing, network upgrade, new business development and support system development.
The charges payable for engineering and information technology-related services described above are determined with reference to market rates. The award of such services is subject to the PRC Law on Invitation and Submission of Bids. The charges are settled between CUCL and Netcom Parent as and when the relevant services are provided.
(3)	Framework Agreement for Property Leasing
CUCL and Netcom Parent entered into a framework agreement (the “Framework Agreement for Property Leasing”) on 12 August 2008 to record the principles governing, and the principal terms of, the existing continuing transactions between the parties relating to the leasing of properties (including offices and storage facilities) by CUCL from Netcom Parent.
The rental charges payable by CUCL to Netcom Parent are based on market rates or the depreciation charges and taxes in respect of each property, provided that such depreciation charges and taxes shall not be higher than the market rates. The rental charges are payable quarterly in arrears and are subject to review every year to take into account the then prevailing market rates of the properties leased in that year.

(4)	Framework Agreement for Ancillary Telecommunications Services
CUCL and Netcom Parent entered into a framework agreement (the “Framework Agreement for Ancillary Telecommunications Services”) on 12 August 2008 to record the principles governing, and the principal terms of, the existing continuing transactions between the parties relating to the provision of ancillary telecommunications services to CUCL by Netcom Parent.
These services include certain telecommunications pre-sale, on-sale and after-sale services such as assembling and repairing of certain telecommunications equipment, sales agency services, printing and invoice delivery services, maintenance of telephone booths, customers acquisition and servicing and other customers’ services.
The charges payable for the services described above are determined with reference to the following pricing principles and limits:
•	the government fixed price;

•	where there is no government fixed price but a government guidance price exists, the government guidance price;

•	where there is neither a government fixed price nor a government guidance price, the market price; or

•	where none of the above is applicable, the price to be agreed between the relevant parties and determined on a cost-plus basis.
The service charges are settled between CUCL and Netcom Parent as and when the relevant services are provided.
(5)	Framework Agreement for Support Services
CUCL and Netcom Parent entered into a framework agreement (the “Framework Agreement for Support Services”) on 12 August 2008 to record the principles governing, and the principal terms of, the existing continuing transactions between the parties relating to the provision of various support services to CUCL by Netcom Parent, including equipment leasing and maintenance services, motor vehicles services, security services, basic construction agency services, research and development services, employee training services, advertising services and other support services.

The charges payable for the services described above are determined with reference to the following pricing principles and limits:
•	the government fixed price;

•	where there is no government fixed price but a government guidance price exists, the government guidance price;

•	where there is neither a government fixed price nor a government guidance price, the market price; or

•	where none of the above is applicable, the price to be agreed between the relevant parties and determined on a cost-plus basis.
The service charges are settled between CUCL and Netcom Parent as and when the relevant services are provided.
(6)	Framework Agreement for Telecommunications Facilities Leasing
CUCL and Netcom Parent entered into a framework agreement (the “Framework Agreement for Telecommunications Facilities Leasing”) on 12 August 2008 to record the principles governing, and the principal terms of, the existing continuing transactions between the parties relating to the lease by Netcom Parent of certain international telecommunications resources and certain other telecommunications facilities to CUCL.
Pursuant to the Framework Agreement for Telecommunications Facilities Leasing:
(a)	Netcom Parent leases inter-provincial fiber optic cables within CUCL’s service regions to CUCL;
(b)
Netcom Parent leases certain international telecommunications resources (including international telecommunications channel gateways, international telecommunications service gateways, international submarine cable capacity, international land cables and international satellite facilities) to CUCL; and

(c)	Netcom Parent leases certain other telecommunications facilities required by CUCL for its operations.

The rental charges for the leasing of inter-provincial fiber optic cables, international telecommunications resources and other telecommunications facilities were based on the annual depreciation charges of such fiber optic cables, resources and telecommunications facilities provided that such charges would not be higher than market rates. CUCL shall be responsible for the on-going maintenance of such inter-provincial fiber optic cables and international telecommunications resources. CUCL and Netcom Parent shall determine and agree which party is to provide maintenance services to the telecommunications facilities referred to in paragraph (c) above. Unless otherwise agreed by CUCL and Netcom Parent, such maintenance service charges would be borne by CUCL. If Netcom Parent shall be responsible for maintaining any telecommunications facilities referred to in paragraph (c) above, CUCL shall pay to Netcom Parent the relevant maintenance service charges which shall be agreed between the parties and determined on a cost-plus basis. The net rental charges and service charges due to Netcom Parent under the Framework Agreement for Telecommunications Facilities Leasing will be settled between CUCL and Netcom Parent on a quarterly basis.
(C)	Amended 2006 Continuing Connected Transactions
Introduction
The Board refers to the circular issued by Unicom to the Unicom Shareholders dated 10 November 2006 which sets out the details of certain continuing connected transactions between Unicom and Unicom Parent under the New Comprehensive Services Agreement and the Transfer Agreement (both as defined in the circular issued by Unicom to the Unicom Shareholders dated 10 November 2006), pursuant to which Unicom Parent agreed to provide various services to CUCL. Such continuing connected transactions were approved on 1 December 2006 by the Independent Unicom Shareholders at the time.
The Board has proposed that the terms of such continuing connected transactions be amended with effect from the Effective Date, by way of the Second New Comprehensive Services Agreement and the New Transfer Agreement, to include CNC China as a party and to facilitate the business and operations of the Enlarged Group.

Details of the 2-Step Approach
Under the 2-Step Approach, a relevant connected transaction will be structured to consist of an initial agreement and a further agreement as follows:
(i)
the entering into of an initial agreement (the “Initial Agreement”) in connection with the relevant connected transaction between Unicom Parent or its subsidiaries (not including Unicom A Share Company or any of its subsidiaries) and Unicom A Share Company. The Initial Agreement will constitute a connected transaction of Unicom A Share Company but not of Unicom. The Initial Agreement will contain the following terms:

(A)	completion of the Initial Agreement will be subject to the following conditions:
•	the successful transfer of all rights and obligations of Unicom A Share Company under the Initial Agreement to Unicom or its subsidiaries; and

•	the approval of the Independent Unicom Shareholders of the Further Agreement (as defined below).

The Initial Agreement would therefore only be implemented with the approval of the Independent Unicom Shareholders (in addition to the approval of the independent shareholders of Unicom A Share Company); and

(B)
Unicom Parent or its subsidiaries (not including Unicom A Share Company or any of its subsidiaries) will agree and acknowledge in the Initial Agreement that all rights and obligations under the Initial Agreement can be transferred to Unicom or its subsidiaries and no further consent from Unicom Parent or its subsidiaries for such transfer is required; and

(ii)
the entering into of a further agreement between Unicom A Share Company and Unicom or its subsidiaries (the “Further Agreement”) to transfer all the rights and obligations of Unicom A Share Company under the Initial Agreement to Unicom or its subsidiaries. The Further Agreement will constitute a connected transaction of Unicom under the Listing Rules, but not a connected transaction of Unicom A Share Company requiring independent shareholders’ approval under PRC laws and regulations and the listing rules of the Shanghai Stock Exchange.

The Further Agreement, being a connected transaction of Unicom, will be submitted to the Independent Unicom Shareholders for approval at the same time as the Initial Agreement is submitted to the independent shareholders of Unicom A Share Company for approval.

Second New Comprehensive Services Agreement and New Transfer Agreement
Pursuant to the 2-Step Approach described above, on 12 August 2008, the following agreements were entered into:
(i)
Unicom Parent and Unicom A Share Company entered into the Second New Comprehensive Services Agreement pursuant to which Unicom Parent agreed to (by itself or through its subsidiaries) enter into various services arrangements with Unicom A Share Company, including the supply of telephone cards, provision of equipment procurement services, interconnection arrangements, mutual provision of premises, provision of international telecommunications network gateway, provision of operator-based value-added services, provision of value-added telecommunications services, provision of “10010/10011” customer services, provision of agency services and provision of engineering design and technical services on the basis that Unicom A Share Company will have the right to transfer its rights and obligations under the Second New Comprehensive Services Agreement to its operating subsidiaries. Unicom Parent (by itself or through its subsidiaries) and Unicom A Share Company agreed to supply services to each other on arm’s length terms and on terms no less favourable than the terms of the supply of such services to any member of Unicom Parent or any other independent third party. Under the Second New Comprehensive Services Agreement, Unicom Parent has undertaken not to take any further steps to develop its fixed-line telecommunications business in the geographical locations where Unicom A Share Company and its operating subsidiaries conduct such business. Save for such fixed-line telecommunications business, Unicom Parent has undertaken not to compete with Unicom A Share Company and its operating subsidiaries in the existing businesses conducted by Unicom A Share Company and its operating subsidiaries in the PRC under the Second New Comprehensive Services Agreement; and

(ii)
Unicom A Share Company, CUCL and CNC China entered into the New Transfer Agreement pursuant to which Unicom A Share Company agreed to transfer to each of CUCL and CNC China all of its rights and obligations under the Second New Comprehensive Services Agreement. Under the New Transfer Agreement, Unicom A Share Company will cease to be a party to the Second New Comprehensive Services Agreement and CUCL and CNC China will each become a party to it in place of Unicom A Share Company. Following the transfer, CUCL and CNC China will each exercise and enjoy all the rights of Unicom A Share Company arising under the Second New Comprehensive Services Agreement as if each of CUCL and CNC China had at all times been a party to the Second New Comprehensive Services Agreement.

Completion of the Second New Comprehensive Services Agreement is conditional upon the Second New Comprehensive Services Agreement having been approved by the independent shareholders of Unicom A Share Company and the Scheme becoming effective. Completion of the New Transfer Agreement is conditional upon the New Transfer Agreement having been approved by the Independent Unicom Shareholders and the Scheme becoming effective. Upon the completion of the Second New Comprehensive Services Agreement and the New Transfer Agreement, the New Comprehensive Services Agreement and the Transfer Agreement (both as defined in the circular issued by Unicom to the Unicom Shareholders dated 10 November 2006) shall automatically terminate. The Second New Comprehensive Services Agreement shall be for a term of three years. Unless CUCL and CNC China notify Unicom Parent at least 60 days prior to the expiration of such agreement of their intention not to renew such agreement, such agreement shall automatically be renewed for a further period of three years.
Amended 2006 Continuing Connected Transactions
Details of the Amended 2006 Continuing Connected Transactions are summarised below.
(1)	Supply of telephone cards

Unicom Parent (or its subsidiaries) will provide various kinds of telephone cards, including subscriber identity module cards, Internet protocol telephone cards, long-distance calling cards and rechargeable calling cards, for each of CUCL’s and CNC China’s various networks. Unicom Parent shall ensure that the quality of its telephone cards complies with the standards set by the government authorities.

Charges for the supply of these cards are based on the actual cost (including the cost of purchasing specific telephone cards, manufacturing cost and the cost of issuing specific telephone cards) incurred by Unicom Parent or its subsidiaries in supplying the cards together with a margin over cost to be agreed from time to time, but in any case not to exceed 20% of the cost and subject to appropriate volume discounts. Under the Second New Comprehensive Services Agreement, prices and volumes will be reviewed by the parties on an annual basis.

(2)	Provision of equipment procurement services

Unicom Parent has agreed to provide comprehensive procurement services to each of CUCL and CNC China through its subsidiary or subsidiaries. Unicom

Parent will procure foreign and domestic telecommunications equipment and other materials required in the operation of each of CUCL’s and CNC China’s various networks and will provide services on management and consultation of tenders and agency services.

In addition, Unicom Parent has also agreed to indemnify each of CUCL and CNC China for any loss caused by any negligence, default, act or omission of Unicom Parent or its subsidiaries in respect of equipment procurement under the Second New Comprehensive Services Agreement. The aggregate liability of Unicom Parent for any claim under the Second New Comprehensive Services Agreement shall not exceed the total amount of agency services fees paid to Unicom Parent under the Second New Comprehensive Services Agreement.

Charges for these services are calculated at the rate of:
(a)
0.55% of the contract value of those procurement contracts up to and including US$30 million and 0.35% of the contract value of those procurement contracts over US$30 million, in the case of imported equipment; and

(b)
0.25% of the contract value of those procurement contracts up to and including RMB200 million and 0.15% of the contract value of those procurement contracts over RMB200 million, in the case of domestic equipment.

(3)	Interconnection arrangements

CUCL, CNC China and Unicom Parent have agreed to interconnect various telecommunications networks of each of CUCL and CNC China and various telecommunications networks of Unicom Parent.

The parties have agreed to conduct settlement in accordance with the settlement standard stipulated in the Notice Concerning the Issue of the Measures on Settlement of Interconnection between Public Telecommunications Networks and Sharing of Relaying Fees (Xin Bu Dian 2003 No. 454) promulgated by the Ministry of Information and Industry of the PRC on 28 October 2003.

The parties have further agreed that if the settlement method (and its amendment from time to time) formulated by the relevant government authorities in respect of similar settlement between the networks is more favourable to each of CUCL and CNC China when compared with the above interconnection settlement arrangements, settlement shall be conducted pursuant to the more favourable settlement method.

Previously, the Netcom Group had interconnection arrangements with Unicom Parent. These arrangements shall terminate automatically on the Effective Date.

(4)	Mutual provision of premises

CUCL, CNC China and Unicom Parent (including itself or any of its subsidiaries) will provide to each other premises (including premises, buildings, air conditioning, electricity, power generating equipment and other relevant auxiliary facilities) belonging to CUCL, CNC China or Unicom Parent (including itself or any of its subsidiaries), or leased to CUCL, CNC China or Unicom Parent (including itself or any of its subsidiaries) by third parties upon the request of any of the three parties from time to time.

Apart from cases where the premises have been leased from independent third parties, the use fees or the rental amount in each case is based on the lower of depreciation costs and market prices for similar premises in that locality. However, any of CUCL, CNC China or Unicom Parent (including itself or any of its subsidiaries) may choose to charge each other market prices for premises rented to the other party or parties.

In addition to the rental amount, for buildings, CUCL, CNC China or Unicom Parent (including itself or any of its subsidiaries) shall pay as scheduled water and electricity tariffs, air conditioning charges and other expenses actually consumed or used, together with the property management fees for the leased buildings in accordance with such price or fee standards stipulated by the pricing authority. Apart from the rental amount and disbursements described above and other expenses incurred as a result of any breach of the provision, the party providing the lease guarantees that the other party shall not be requested to pay any other expenses, including any taxes payable by the party providing the lease.

In cases where the premises have been leased from an independent third party, the use fees or the rental amount is the amount that is payable under the head lease. Charges for any air-conditioning and electricity are included in the rental amount. In the case of shared premises, the use fees or the rental amount is split in proportion to the respective areas occupied by the parties.

(5)	Provision of international telecommunications network gateway

Unicom Parent will provide international access to CUCL’s and CNC China’s international long distance call services through its gateways at Shanghai, Guangzhou and Beijing. Unicom Parent has undertaken not to provide international telecommunications network gateway services to other third parties.

Charges for these services are based on the costs of Unicom Parent to operate and maintain the international telecommunications network gateway facilities (including depreciation) which have been included in the management accounts of Unicom Parent verified and audited by local auditors, and a margin of 10% over such costs. CUCL and CNC China will retain all the revenue arising from the provision of international long distance call services for their own benefit.

(6)	Provision of operator-based value-added services

Unicom Parent (or its subsidiaries) will use its operator-based network, equipment and operators to provide operator-based comprehensive value-added services to CUCL and CNC China, including, but are not limited to, “Unicom Assistant” and operator-based message services.

Pursuant to the Second New Comprehensive Services Agreement, CUCL and CNC China shall retain 40% of the revenue generated from operator-based value-added services provided to the Enlarged Group’s subscribers (and actually received by CUCL and CNC China) and allocate 60% of such revenue to Unicom Parent for settlement, on the condition that such proportion for Unicom Parent shall not be higher than the average proportion for independent operator-based value-added telecommunications content providers who provide operator-based value-added telecommunications content to the Enlarged Group in the same region.

(7)	Provision of value-added telecommunications services

Unicom Parent (or its subsidiaries) will provide the customers of CUCL and CNC China with various types of value-added telecommunications services.

CUCL and CNC China shall retain a portion of the revenue generated from the value-added services provided to the Enlarged Group’s subscribers (and actually received by CUCL and CNC China) and allocate a portion of such revenue to Unicom Parent for settlement, on the condition that such proportion allocated to Unicom Parent shall not be higher than the average proportion for independent value-added telecommunications content providers who provide value-added telecommunications content to the Enlarged Group in the same region. The percentage of revenue to be allocated to Unicom Parent by each of CUCL and CNC China will vary depending on the types of value-added services provided to the Enlarged Group.

(8)	Provision of “10010/10011” customer services

Unicom Parent (or its subsidiaries) will provide the following customer services to CUCL and CNC China:
(a)	business inquiries;

(b)	tariff inquiries;

(c)	account maintenance;

(d)	complaints handling; and

(e)	customer interview and subscriber retention.

The service fees payable by CUCL and CNC China to Unicom Parent shall be calculated on the basis of the costs of the customer service plus a profit margin of not more than 10%. The costs of the customer services will be the cost per operator seat multiplied by the number of effectively operating operator seats:

(a)
The cost per operator seat in economically developed metropolises, such as Beijing, Shanghai and Guangdong, shall be the Actual Cost per Operator Seat (as defined below) in such area for the previous year. The cost per operator seat in areas apart from those economically developed metropolises shall be the lower of the Actual Cost per Operator Seat in the same region and the nationwide (excluding Beijing, Shanghai and Guangdong) average of Actual Cost per Operator Seat (as defined below) plus 10%, in each case, for the previous year.

The “Actual Cost per Operator Seat” comprises wages, administration expenses, operation and maintenance expenses, depreciation of equipment and leasing fees for premises attributable to the customer service. The Actual Cost per Operator Seat in a certain area shall be the product of dividing the costs of Unicom Parent providing “10010/10011” services (as confirmed in the audit report issued by an external audit firm) in the same region for the previous year by the average number of monthly operator seats of Unicom Parent for the previous year. Such audit report and relevant supporting documents shall be provided to each of CUCL, CNC China and their auditors.

(b)
Determination of the number of effectively operating operator seats: Unicom Parent shall notify the number of operator seats of the previous month to CUCL and CNC China before the tenth day of each month. CUCL and CNC China shall confirm the number of effectively operating operator seats within five working days based on the criteria as set out in the Service Standard for Telecommunications Operations (for Trial Implementation) published by the Ministry of Information and Industry. The number of effectively operating operator seats will be subject to final confirmation by CUCL and CNC China.

(9)	Provision of agency services

Unicom Parent (or its subsidiaries) will provide subscriber development services to CUCL and CNC China by telephone or through other channels by utilising its paging network, equipment and operators.

The pricing standard for the agency fees is that the agency fees chargeable to CUCL and CNC China shall not exceed the average of agency fees chargeable by independent third party agents providing subscriber development services to CUCL and CNC China in the same region.

(10)	Provision of engineering design and technical services

Unicom Parent (or its subsidiaries) will provide engineering design and technical services to CUCL and CNC China based on their demands and requirements.

CUCL and CNC China shall select the providers of engineering design services and technical services by way of public tender. Unicom Parent shall ensure that the provider of such services shall possess qualifications and conditions which are not inferior to those of an independent third party and shall participate in the tendering process on an equal footing with any independent third party.

The service standard for engineering design and technical services provided by Unicom Parent to CUCL and CNC China shall not be less favourable than those similar services provided by an independent third party to CUCL and CNC China.

The pricing standard for the engineering design services shall be implemented with reference to but shall not be higher than those set out in the Standard Fees on Engineering, Exploration and Design Services promulgated and implemented by the original State Planning Commission and the Ministry of Construction in 2002 and other relevant national standards. In addition, such pricing standard shall not be higher than those adopted by an independent third party providing similar services in the same industry in the PRC.

The pricing standard for the technical services shall be implemented with reference to but shall not be higher than those set out in the Notice of the State Planning Commission Concerning Printing and Issuance of the Interim

Provisions on the Consulting Fee for Front End Work of Construction Projects promulgated by the State Planning Commission in 1999 and other relevant national standards. In addition, such pricing standard shall not be higher than those adopted by an independent third party providing similar services in the same industry in the PRC.

Previously, the Netcom Group had arrangements with Unicom Parent under which Unicom Parent or its subsidiaries would provide engineering design and technical services to the Netcom Group. These arrangements shall terminate automatically on the Effective Date.

(D)	Reasons For and Benefits of the New Continuing Connected Transactions

Upon completion of the Proposals and the Scheme becoming effective, Netcom will become a wholly-owned subsidiary of Unicom and Netcom BVI will have a shareholding interest in Unicom of approximately 29.49% (assuming that none of the outstanding Unicom Options and Netcom Options are exercised) or 28.98% (assuming that all of the outstanding Unicom Options and Netcom Options are exercised). Therefore, Netcom BVI and its associates (including Netcom Parent, being the parent company of Netcom BVI) will become connected persons of Unicom. Accordingly, the Existing Netcom Continuing Connected Transactions between Netcom and its subsidiaries (which will become subsidiaries of Unicom) on the one hand and Netcom Parent on the other hand will become New Continuing Connected Transactions with effect from the Effective Date.

In addition, upon completion of the Proposals and the Scheme becoming effective, the Existing Unicom Continuing Transactions will become New Continuing Connected Transactions with effect from the Effective Date.

The Board believes that the services provided by Netcom Parent and Unicom Parent pursuant to the New Continuing Connected Transactions are essential to the on-going operation of the Enlarged Group’s business activities. The terms, conditions and charges of the services are determined in accordance with the appropriate tariffs and standards prescribed by the relevant PRC regulatory authorities and/or by reference to market rates and/or by reference to the cost of providing the respective services or facility. Due to the long-standing cooperation between Netcom Parent and the Netcom Group, Netcom Parent has developed an in-depth understanding of the Netcom Group’s general business needs and is therefore able to provide high quality services to meet the Netcom Group’s demand. Therefore, such service arrangements with Netcom Parent will enable the Enlarged Group to receive high quality services at competitive prices and in a timely manner.

Furthermore, the Amended 2006 Continuing Connected Transactions will lay the foundations for the future business integration between the Unicom Group and the Netcom Group.

In addition, there are no independent third party service providers for certain services currently provided by Netcom Parent to the Netcom Group and by Unicom Parent to the Unicom Group, including interconnection settlement, international long distance voice services settlement and provision of international telecommunications network gateway.

(E)	Proposed Annual Caps for the New Continuing Connected Transactions

The proposed annual caps for the New Continuing Connected Transactions (other than those under the Domestic Interconnection Settlement Agreement 2008-2010, the International Long Distance Voice Services Settlement Agreement 2008-2010, the Framework Agreement for Interconnection Settlement and the supply of telephone cards, interconnection arrangements, provision of international telecommunications network gateway, provision of operator-based value-added services, provision of value-added telecommunications services, provision of “10010/10011” customer services and provision of agency services under the Second New Comprehensive Services Agreement, for which no annual caps are proposed) for each of the years ending 31 December 2008, 2009 and 2010 are set out below:

Unicom
Shareholders’
New Continuing Connected		Payment of	approval
Transactions(1)	Proposed Annual Cap	consideration	required?

1. Domestic Interconnection Settlement Agreement 2008-2010	No annual cap for each of the years ending 31 December 2008, 2009 and 2010	Payable by CNC China and Netcom Parent	Yes

2. International Long Distance Voice Services Settlement Agreement 2008-2010	No annual cap for each of the years ending 31 December 2008, 2009 and 2010	Payable by CNC China and Netcom Parent	Yes

3. Framework Agreement for Interconnection Settlement	No annual cap for each of the years ending 31 December 2008, 2009 and 2010	Payable by CUCL and Netcom Parent	Yes

Unicom
Shareholders’
New Continuing Connected		Payment of	approval
Transactions(1)	Proposed Annual Cap	consideration	required?

4. Engineering and Information Technology Services Agreement 2008-2010 and Framework Agreement for Engineering and Information Technology Services(2)	RMB4,400 million for each of the years ending 31 December 2008, 2009 and 2010	Payable by CNC China and CUCL	Yes

5. Master Sharing Agreement 2008-2010	RMB690 million for each of the years ending 31 December 2008, 2009 and 2010	Payable by CNC China	No

	RMB200 million for each of the years ending 31 December 2008, 2009 and 2010	Payable by Netcom Parent	No

6. Property Leasing Agreement 2008-2010 and Framework Agreement for Property Leasing(2)	RMB1,050 million for each of the years ending 31 December 2008, 2009 and 2010	Payable by CNC China and CUCL	No

	RMB10 million for each of the years ending 31 December 2008, 2009 and 2010	Payable by Netcom Parent	No

7. Materials Procurement Agreement 2008-2010	RMB1,500 million for each of the years ending 31 December 2008, 2009 and 2010	Payable by CNC China	No

8. Ancillary Telecommunications Services Agreement 2008-2010 and Framework Agreement for Ancillary Telecommunications Services(2)	RMB1,000 million for each of the years ending 31 December 2008, 2009 and 2010	Payable by CNC China and CUCL	No

Unicom
Shareholders’
New Continuing Connected		Payment of	approval
Transactions(1)	Proposed Annual Cap	consideration	required?

9. Support Services Agreement 2008-2010 and Framework Agreement for Support Services(2)	RMB1,500 million for each of the years ending 31 December 2008, 2009 and 2010	Payable by CNC China and CUCL	No

10. Telecommunications Facilities Leasing Agreement 2008-2010 and Framework Agreement for Telecommunications Facilities Leasing(2)	RMB600 million for each of the years ending 31 December 2008, 2009 and 2010	Payable by CNC China and CUCL	No

11. Information and Communications Technology Agreement 2008-2010	RMB270 million for each of the years ending 31 December 2008, 2009 and 2010	Payable by China Netcom System Integration (and its subsidiaries)	No

	For each of the years ending 31 December 2008, 2009 and 2010, RMB800 million, RMB850 million and RMB850 million, respectively.	Payable by Netcom Parent	No

12. Supply of Telephone Cards under the Second New Comprehensive Services Agreement	No annual cap for each of the years ending 31 December 2008, 2009 and 2010	Payable by CUCL and CNC China	Yes (Independent Unicom Shareholders’ approval required)

13. Provision of Equipment Procurement Services under the Second New Comprehensive Services Agreement	For each of the years ending 31 December 2008, 2009 and 2010, RMB75 million, RMB350 million and RMB550 million, respectively	Payable by CUCL and CNC China	No

14. Interconnection Arrangements under the Second New Comprehensive Services Agreement	No annual cap for each of the years ending 31 December 2008, 2009 and 2010	Payable by CUCL, CNC China and Unicom Parent	Yes (Independent Unicom Shareholders’ approval required)

Unicom
Shareholders’
New Continuing Connected		Payment of	approval
Transactions(1)	Proposed Annual Cap	consideration	required?

15. Mutual Provision of Premises under the Second New Comprehensive Services Agreement	For each of the years ending 31 December 2008, 2009, 2010, RMB45 million, RMB80 million and RMB120 million, respectively	Payable by CUCL and CNC China	No

	For each of the years ending 31 December 2008, 2009, 2010, RMB80 million, RMB100 million and RMB120 million, respectively	Payable by Unicom Parent	No

16. Provision of International Telecommunications Network Gateway under the Second New Comprehensive Services Agreement	No annual cap for each of the years ending 31 December 2008, 2009 and 2010	Payable by CUCL and CNC China	Yes (Independent Unicom Shareholders’ approval required)

17. Provision of Operator-based Value-Added Services under the Second New Comprehensive Services Agreement	No annual cap for each of the years ending 31 December 2008, 2009 and 2010	Payable by CUCL and CNC China	Yes (Independent Unicom Shareholders’ approval required)

18. Provision of Value-Added Telecommunications Services under the Second New Comprehensive Services Agreement	No annual cap for each of the years ending 31 December 2008, 2009 and 2010	Payable by CUCL and CNC China	Yes (Independent Unicom Shareholders’ approval required)

19. Provision of “10010/10011” Customer Services under the Second New Comprehensive Services Agreement	No annual cap for each of the years ending 31 December 2008, 2009 and 2010	Payable by CUCL and CNC China	Yes (Independent Unicom Shareholders’ approval required)

Unicom
Shareholder’
New Continuing Connected		Payment of	approval
Transactions(1)	Proposed Annual Cap	consideration	required?

20. Provision of Agency Services under the Second New Comprehensive Services Agreement	No annual cap for each of the years ending 31 December 2008, 2009 and 2010	Payable by CUCL and CNC China	Yes (Independent Unicom Shareholders’ approval required)

21. Provision of Engineering Design and Technical Services under the Second New Comprehensive Services Agreement	For each of the years ending 31 December 2008, 2009 and 2010, RMB403 million, RMB750 million and RMB1,000 million, respectively	Payable by CUCL and CNC China	No
Notes:

(1)	These transactions are grouped and categorised according to the category under which the transaction falls.

(2)
Pursuant to Rule 14A.25 of the Listing Rules, the transaction grouped under each of these categories is constituted by aggregating the respective Existing Netcom Continuing Connected Transaction and the Existing Unicom Continuing Transaction falling under the same category as if they were one transaction.

The bases for the proposed annual caps for the New Continuing Connected Transactions (other than those under the Domestic Interconnection Settlement Agreement 2008-2010, the International Long Distance Voice Services Settlement Agreement 2008-2010 and the Framework Agreement for Interconnection Settlement and the supply of telephone cards, interconnection arrangements, provision of international telecommunications network gateway, provision of operator-based value-added services, provision of value-added telecommunications services, provision of “10010/10011” customer services and provision of agency services under the Second New Comprehensive Services Agreement, for which no annual caps are proposed) are set out below.

(1)	Engineering and Information Technology Services Agreement 2008-2010 and Framework Agreement for Engineering and Information Technology Services

Pursuant to Rule 14A.25 of the Listing Rules, the transactions under the Engineering and Information Technology Services Agreement 2008 — 2010 and the Framework Agreement for Engineering and Information Technology Services are aggregated and treated as if they were one transaction.

The existing annual cap for the service charges payable by CNC China to Netcom Parent under the Engineering and Information Technology Services Agreement 2008-2010 for each of the three years ending 31 December 2008, 2009 and 2010 is RMB4,400 million.

The Netcom Group’s strategic goal is that CNC China is to become the leading service provider of broadband communications services and multi-media services in China by 2010. Separately, in order to enhance the service quality of its network, Netcom plans to replace the copper cables in certain parts of its service regions and install fiber optic cables for its new network. This project has commenced in 2008 and will take three to five years to complete. The amount of assets investments involved in this project can be very substantial and may reach RMB15 billion. As the subsidiaries of Netcom Parent are very experienced in telecommunications engineering construction projects, it is expected that these entities would have a good chance of winning projects involving the replacement of cables. Hence, the extent and volume of the engineering and information technology-related services that CNC China expects Netcom Parent to provide in the next three years would increase substantially when compared with the volume of services provided in previous years.

The award of services pursuant to both the Engineering and Information Technology Services Agreement 2008-2010 and the Framework Agreement for Engineering and Information Technology Services is subject to the PRC Law on Invitation and Submission of Bids.

Based on the historical service charges paid by each of CNC China and CUCL to Netcom Parent, the total amount payable by CNC China and CUCL to Netcom Parent for the provision of engineering and information technology-related services in each of the three years ending 31 December 2008, 2009 and 2010 is not expected to exceed RMB4,400 million, being the same as the existing annual cap for the service charges payable by CNC China to Netcom Parent under the Engineering and Information Technology Services Agreement 2008-2010. Accordingly, this amount has been set as the proposed annual cap for this continuing connected transaction.

(2)	Master Sharing Agreement 2008-2010

The existing annual cap for the amount payable to CNC China by Netcom Parent under the Master Sharing Agreement 2008-2010 for each of the three years ending 31 December 2008, 2009 and 2010 is RMB200 million whereas the existing annual cap for the amount payable by CNC China to Netcom Parent under the Master Sharing Agreement 2008-2010 for each of the three years ending 31 December 2008, 2009 and 2010 is RMB690 million. The proposed annual cap for this continuing connected transaction will remain the same as the existing annual cap.

(3)	Property Leasing Agreement 2008-2010 and Framework Agreement for Property Leasing

Pursuant to Rule 14.25 of the Listing Rules, the transactions under the Property Leasing Agreement 2008-2010 and the Framework Agreement for Property Leasing are aggregated and treated as if they were one transaction.

Based on the historical rental charges paid by each of CNC China and CUCL to Netcom Parent, the total amount payable by CNC China and CUCL to Netcom Parent for rental charges in each of the three years ending 31 December 2008, 2009 and 2010 is not expected to exceed RMB1,050 million, being the same as the existing annual cap for the rental charges payable by CNC China to Netcom Parent under the Property Leasing Agreement 2008-2010. Accordingly, this amount has been set as the proposed annual cap for this continuing connected transaction.

Based on the historical rental charges paid by Netcom Parent to each of CNC China and CUCL, the total amount payable by Netcom Parent to CNC China and CUCL for rental charges in each of the three years ending 31 December 2008, 2009 and 2010 is not expected to exceed RMB10 million, being the same as the existing annual cap for the rental charges payable by Netcom Parent to CNC China under the Property Leasing Agreement 2008-2010. Accordingly, this amount has been set as the proposed annual cap for this continuing connected transaction.

(4)	Materials Procurement Agreement 2008-2010

The existing annual cap for the commission and/or charges payable by CNC China to Netcom Parent under the Materials Procurement Agreement 2008-2010 for each of the three years ending 31 December 2008, 2009 and 2010 is RMB1,500 million.

Based on the historical commission and/or charges paid by CNC China to Netcom Parent and with reference to the level of commission charges set out in the Materials Procurement Agreement 2008-2010, including both commissions and purchase prices, the total amount payable by CNC China to Netcom Parent for each of the three years ending 31 December 2008, 2009 and 2010 is not expected to exceed RMB1,500 million, being the same as the existing annual cap for the commission and/or charges payable by CNC China to Netcom Parent under the Materials Procurement Agreement 2008-2010. Accordingly, this amount has been set as the proposed annual cap for this continuing connected transaction.

(5)	Ancillary Telecommunications Services Agreement 2008-2010 and Framework Agreement for Ancillary Telecommunications Services

Pursuant to Rule 14A.25 of the Listing Rules, the transactions under the Ancillary Telecommunications Services Agreement 2008-2010 and the Framework Agreement for Ancillary Telecommunications Services are aggregated and treated as if they were one transaction.

The existing annual cap for the service charges payable by CNC China to Netcom Parent under the Ancillary Telecommunications Services Agreement 2008-2010 for each of the three years ending 31 December 2008, 2009 and 2010 is RMB1,000 million.

Based on the historical service charges paid and the estimated extent and volume of ancillary telecommunications services required from Netcom Parent, the total amount payable by CNC China and CUCL to Netcom Parent for the provision of ancillary telecommunications services in each of the three years ending 31 December 2008, 2009 and 2010 is not expected to exceed RMB1,000 million, being the same as the existing annual cap for the service charges payable by CNC China to Netcom Parent under the Ancillary Telecommunications Services Agreement 2008-2010. Accordingly, this amount has been set as the proposed annual cap for this continuing connected transaction.

(6)	Support Services Agreement 2008-2010 and Framework Agreement for Support Services

Pursuant to Rule 14A.25 of the Listing Rules, the transactions under the Support Services Agreement 2008-2010 and the Framework Agreement for Support Services are aggregated and treated as if they were one transaction.

The existing annual cap for the service charges payable by CNC China to Netcom Parent under the Support Services Agreement 2008-2010 for each of the three years ending 31 December 2008, 2009 and 2010 is RMB1,500 million.

Based on the historical service charges paid and the estimated extent and volume of support services required from Netcom Parent, the total amount payable by CNC China and CUCL to Netcom Parent for the provision of support services in each of the three years ending 31 December 2008, 2009 and 2010 is not expected to exceed RMB1,500 million, which is the same as the existing annual cap for service charges payable by CNC China to Netcom Parent under the Support Services Agreement 2008-2010. Accordingly, this amount has been set as the proposed annual cap for this continuing connected transaction.

(7)	Telecommunications Facilities Leasing Agreement 2008-2010 and Framework Agreement for Telecommunications Facilities Leasing

Pursuant to Rule 14A.25 of the Listing Rules, the transactions under the Telecommunications Facilities Leasing Agreement 2008-2010 and the Framework Agreement for Telecommunications Facilities Leasing are aggregated and treated as if they were one transaction.

The existing annual cap for the charges payable by CNC China to Netcom Parent under the Telecommunications Facilities Leasing Agreement 2008-2010 for each of the three years ending 31 December 2008, 2009 and 2010 is RMB600 million.

Based on the annual depreciation charges, the current market rates and the expected telecommunications facilities required to be leased from Netcom Parent, the total amount payable by CNC China and CUCL to Netcom Parent in each of the three years ending 31 December 2008, 2009 and 2010 is not expected to exceed RMB600 million, being the same as the existing annual cap for charges payable by CNC China to Netcom Parent under the Telecommunications Facilities Leasing Agreement 2008-2010. Accordingly, this amount has been set as the proposed annual cap for this continuing connected transaction.

(8)	Information and Communications Technology Agreement 2008-2010

The existing annual caps for the consideration payable to China Netcom System Integration (and its subsidiaries) by Netcom Parent pursuant to the Information and Communications Technology Agreement 2008-2010 for the three years ending 31 December 2008, 2009 and 2010 are RMB800 million, RMB850 million and RMB850 million, respectively, whereas the existing annual cap for the consideration payable by China Netcom System Integration (and its subsidiaries) to Netcom Parent pursuant to the Information and Communications Technology Agreement 2008-2010 for each of the three years ending 31 December 2008, 2009 and 2010 is RMB270 million. The proposed annual cap for this continuing connected transaction will remain the same as the existing annual cap.

(9)	Provision of Equipment Procurement Services pursuant to the Second New Comprehensive Services Agreement

The existing annual caps for the charges payable by CUCL for equipment procurement services for each of the two years ending 31 December 2008 and

2009 are RMB75 million and RMB95 million, respectively. Upon the completion of the proposed merger, the Enlarged Group is expected to obtain a 3G licence. As a result of the proposed merger, the wireless capital expenditure of the Enlarged Group is expected to be very substantial and may reach RMB100 billion in 2009 and 2010. As Unicom Parent and its subsidiaries have an in-depth understanding of CUCL’s general business needs, it is expected that the extent and volume of the equipment procurement related services that Unicom Parent and its subsidiaries will provide to the Enlarged Group in the next two years will increase substantially, as compared to the volume of such services provided by Unicom Parent and its subsidiaries to the Unicom Group previously. Based on these considerations, the total amount payable by CUCL and CNC China in respect of equipment procurement services for each of the three years ending 31 December 2008, 2009 and 2010 is not expected to exceed RMB75 million, RMB350 million and RMB550 million, respectively. Accordingly, these amounts have been set as the proposed annual caps for this continuing connected transaction.

(10)	Mutual Provision of Premises pursuant to the Second New Comprehensive Services Agreement

The existing annual caps for the rent payable by CUCL for the provision of premises for each of the two years ending 31 December 2008 and 2009 are RMB45 million and RMB55 million, respectively. As the market rates of the properties leased have increased since 2006, the total charges payable by the Enlarged Group to Unicom Parent and by Unicom Parent to CUCL and CNC China are expected to increase accordingly. Furthermore, the number of properties leased between the Enlarged Group and Unicom Parent is expected to increase upon the completion of the construction of certain buildings of Unicom Parent and certain interconnection auxiliary facilities of the Enlarged Group. Based on these considerations, the total amount payable by CUCL and CNC China in respect of the provision of premises for each of the three years ending 31 December 2008, 2009 and 2010 is not expected to exceed RMB45 million, RMB80 million and RMB120 million, respectively. Accordingly, these amounts have been set as the proposed annual caps for this continuing connected transaction.

The existing annual caps for the rent payable by Unicom Parent for the provision of premises for each of the two years ending 31 December 2008 and 2009 are RMB80 million and RMB95 million, respectively. Based on the historical rent paid and the projected rent that the Unicom Parent will have to pay, the total amount payable by Unicom Parent in respect of the provision of premises for each of the three years ending 31 December 2008, 2009 and 2010 is not expected to exceed RMB80 million, RMB100 million and RMB120 million, respectively. Accordingly, these amounts have been set as the proposed annual caps for this continuing connected transaction.

(11)	Provision of Engineering Design and Technical Services pursuant to the Second New Comprehensive Services Agreement

The existing annual caps for the charges payable by CUCL for the engineering design and technical services for each of the two years ending 31 December 2008 and 2009 are RMB403 million and RMB427 million, respectively. Upon the completion of the proposed merger, the Enlarged Group is expected to obtain a 3G licence. As a result of the proposed merger, the wireless capital expenditure of the Enlarged Group is expected to be very substantial and may reach RMB100 billion in 2009 and 2010. As Unicom Parent and its subsidiaries have an in-depth understanding of CUCL’s general business needs and are very experienced in providing engineering design and technical services in the telecommunications industry, it is expected that the extent and volume of the engineering design and technical services that Unicom Parent and its subsidiaries will provide to the Enlarged Group in the next two years will increase substantially, as compared to the volume of such services provided by Unicom Parent and its subsidiaries to the Unicom Group previously. Based on these considerations, the total amount payable by CUCL and CNC China in respect of the provision of engineering design and technical services for each of the three years ending 31 December 2008, 2009 and 2010 is not expected to exceed RMB403 million, RMB750 million and RMB1,000 million, respectively. Accordingly, these amounts have been set as the proposed annual caps for this continuing connected transaction.

(F)	Continuing Connected Transactions for which no Annual Caps are Proposed

Unicom has made an application to the Hong Kong Stock Exchange that no annual caps be proposed for the transactions under the Domestic Interconnection Settlement Agreement 2008-2010, the International Long Distance Voice Services Settlement Agreement 2008-2010, the Framework Agreement for Interconnection Settlement and the supply of telephone cards, interconnection arrangements, provision of international telecommunications network gateway, provision of operator-based value-added services, provision of value-added telecommunications services, provision of “10010/10011” customer services and provision of agency services under the Second New Comprehensive Services Agreement. Such transactions will be subject to the reporting and announcement requirements set out in Rules 14A.45 to 14A.47 of the Listing Rules and the independent shareholders’ approval requirements under Rule 14A.48 of the Listing Rules.

(1)	The Domestic Interconnection Settlement Agreement 2008-2010, the International Long Distance Voice Services Settlement Agreement 2008-2010 and the Framework Agreement for Interconnection Settlement

Special circumstances exist for the Domestic Interconnection Settlement Agreement 2008-2010, the International Long Distance Voice Services Settlement Agreement 2008-2010 and the Framework Agreement for Interconnection Settlement and no annual cap is proposed in respect of the transactions contemplated thereunder for the following reasons:

(i)
any growth in the domestic and international long distance voice services will necessarily result in increased transaction volumes under the Domestic Interconnection Settlement Agreement 2008-2010, the International Long Distance Voice Services Settlement Agreement 2008-2010 and the Framework Agreement for Interconnection Settlement which Unicom will not be able to control as such increase depends entirely on customer usage. Any annual caps on these transactions will therefore potentially limit the Enlarged Group’s ability to conduct or expand its business in the ordinary course; and

(ii)
the settlement rates in respect of long distance voice services are determined with reference to the relevant standards, tariffs or policies promulgated by the relevant regulatory authorities in China, which are subject to change from time to time, and Unicom is not in a position to set the settlement rates at its discretion.

(2)
The Amended 2006 Continuing Connected Transactions relating to the supply of telephone cards, interconnection arrangements, provision of international telecommunications network gateway, provision of operator-based value-added services, provision of value-added telecommunications services, provision of “10010/10011” customer services and provision of agency services

Special circumstances exist for the Amended 2006 Continuing Connected Transactions in relation to the supply of telephone cards, interconnection arrangements, provision of international telecommunications network gateway, provision of operator-based value-added services, provision of value-added telecommunications services, provision of “10010/10011” customer services and provision of agency services and no annual cap is proposed in respect of such transactions for the following reasons.

(i)
Supply of telephone cards: The Enlarged Group’s revenue will depend heavily on the sales of such telephone cards. Sales of these telephone cards will also be instrumental in enabling the Enlarged Group to increase its subscriber base. Growth in the Enlarged Group’s subscriber base will in turn increase the demand for these telephone cards. The Enlarged Group’s ability to obtain these telephone cards is fundamental to its operations. Any annual cap on the supply of telephone cards will potentially limit the Enlarged Group’s ability to conduct or expand its business in the ordinary course.

(ii)
Interconnection arrangements: The Enlarged Group’s revenue will depend on growth in call revenue and in its subscriber base on its various networks. Any such growth will necessarily result in increased transaction volumes, which Unicom will not be able to control as it depends entirely on subscriber usage. Any annual cap on the interconnection arrangements will potentially limit the Enlarged Group’s ability to conduct or expand its business in the ordinary course. Furthermore, the settlement rates for such interconnection are determined with reference to the relevant standard tariff or policies promulgated by the relevant regulatory authorities in China, which are subject to change from time to time. Unicom is not in a position to set the settlement rates at its discretion.

(iii)
Provision of international telecommunications network gateway: The Enlarged Group’s revenue will depend heavily on call revenue, including international call revenue. The provision of international call service by Unicom Parent depends on the use of the international telecommunications network gateway provided by Unicom Parent. Any growth of the use of the Enlarged Group’s international call service will necessarily result in the increased use of the international telecommunications network gateway, which Unicom will not be able to control as it depends entirely on subscriber usage. Any annual cap on the provision of international telecommunications network gateway will potentially limit the Enlarged Group’s ability to conduct or expand its business in the ordinary course.

(iv)
Provision of operator-based value-added services: The Enlarged Group’s revenue will depend on growth in call revenue and in its subscriber base on its various networks. Any such growth will necessarily result in increased use of these operator-based value-added services, which Unicom will not be able to control as it depends entirely on subscriber usage. Any annual cap on the provision of operator-based value-added services will potentially limit the Enlarged Group’s ability to conduct or expand its business in the ordinary course. As the charges for these operator-based value-added services will contribute to the revenue of the Enlarged Group, imposing an annual cap on the provision of operator-based value-added services could also limit the Enlarged Group’s revenue.

(v)
Provision of value-added telecommunications services: The Enlarged Group’s revenue will depend on growth in call revenue and in its subscriber base on its various networks. Any such growth will necessarily result in increased use of these value-added telecommunications services, which Unicom will not be able to control as it depends entirely on subscriber usage. Any annual cap on the provision of value-added telecommunications services will potentially limit the Enlarged Group’s ability to conduct or expand its business in the ordinary course. As the charges for these value-added telecommunications services will contribute to the revenue of the Enlarged Group, imposing an annual cap on the provision of value-added telecommunications services could also limit the Enlarged Group’s revenue.

(vi)
Provision of “10010/10011” customer services: The Enlarged Group’s revenue growth will depend heavily on the growth of its subscriber base. Any such growth will result in the increased use of customer service, which Unicom will not be able to control as it depends entirely on subscriber usage. Any annual cap on the provision of “10010/10011” customer services will hamper the Enlarged Group’s ability to provide normal customer services to its users and undermine the operations of the Enlarged Group.

(vii)
Provision of agency services: Increased competition in the telecommunications sector in China has increased the need for subscriber development strategies and means. Effective agency services provided by Unicom Parent (or its subsidiaries) will be essential to the Enlarged Group’s continuing growth. Any annual cap on the charges incurred for agency services will severely limit the Enlarged Group’s growth potential.

(G)	General Information

Unicom was incorporated in Hong Kong with limited liability on 8 February 2000. Unicom, through its subsidiaries, is principally engaged in GSM and CDMA cellular business in 31 provinces, municipalities and autonomous regions in the PRC, the provision of international and domestic long distance calls, data and Internet services and other related telecommunications value-added businesses.

Unicom Parent is a state-owned enterprise established under the laws of the PRC and is the ultimate parent company of Unicom. Unicom Parent and its subsidiaries are primarily engaged in telecommunications and related businesses in the PRC.

Netcom was incorporated in Hong Kong with limited liability on 22 October 1999. Netcom is a leading broadband and fixed-line telecommunications operator in the PRC, with service regions consisting of Beijing Municipality, Tianjin Municipality, Hebei Province, Henan Province, Shandong Province, Liaoning Province, Heilongjiang Province, Jilin Province, Neimenggu Autonomous Region and Shanxi Province. In its service regions, Netcom provides fixed-line voice and value-added services, broadband and other Internet-related services, information and communications technology services, business and data communications services and advertising and media services.

Netcom Parent is a state-owned enterprise established under the laws of the PRC and is the ultimate holding company of Netcom. Netcom Parent is engaged in fixed-line telecommunications business and other related businesses in the PRC and Asia-Pacific.

(H)	Listing Rules Implications

(1)	Transactions Exempt from Independent Shareholders’ Approval Requirement

It is expected that each of the proposed annual caps for the years 2008 to 2010 for each category of New Continuing Connected Transactions under (i) the Master Sharing Agreement 2008-2010, (ii) the Property Leasing Agreement 2008-2010 and the Framework Agreement for Property Leasing, (iii) the Materials Procurement Agreement 2008-2010, (iv) the Ancillary Telecommunications Services Agreement 2008-2010 and the Framework Agreement for Ancillary Telecommunications Services, (v) the Support Services Agreement 2008-2010 and the Framework Agreement for Support Services, (vi) the Telecommunications Facilities Leasing Agreement 2008-2010 and the Framework Agreement for Telecommunications Facilities Leasing, (vii) the Information and Communications Technology Agreement 2008-2010 and (viii) the provision of equipment procurement services, mutual provision of premises and provision of engineering and technical services under the Second New Comprehensive Services Agreement will be less than the 2.5% threshold under Rule 14A.34 of the Listing Rules. Accordingly, these transactions will be exempt from the independent shareholders’ approval requirement under the Listing Rules, but such transactions will still be subject to the reporting and announcement requirements set out in Rules 14A.45 to 14A.47 of the Listing Rules.

(2)	Non-exempt New Continuing Connected Transactions

As the proposed annual cap for the years 2008 to 2010 for the category of New Continuing Connected Transactions under the Engineering and Information Technology Services Agreement 2008-2010 and the Framework Agreement for Engineering and Information Technology Services will exceed the 2.5%

threshold under Rule 14A.34 of the Listing Rules, these transactions will constitute non-exempt continuing connected transactions under Rule 14A.35 of the Listing Rules and will be subject to the reporting and announcement requirements set out in Rules 14A.45 to 14A.47 of the Listing Rules and the independent shareholders’ approval requirement under Rule 14A.48 of the Listing Rules.

In addition, as no annual caps are proposed for the transactions under the Domestic Interconnection Settlement Agreement 2008-2010, the International Long Distance Voice Services Settlement Agreement 2008-2010, the Framework Agreement for Interconnection Settlement and the supply of telephone cards, interconnection arrangements, provision of international telecommunications network gateway, provision of operator-based value-added services, provision of value-added telecommunications services, provision of “10010/10011” customer services and provision of agency services under the Second New Comprehensive Services Agreement, these transactions will also constitute non-exempt continuing connected transactions under Rule 14A.35 of the Listing Rules and will be subject to the reporting and announcement requirements set out in Rules 14A.45 to 14A.47 of the Listing Rules and the independent shareholders’ approval requirement under Rule 14A.48 of the Listing Rules.

The Directors (including the independent non-executive Directors) believe that the terms of the New Continuing Connected Transactions, other than the Non-exempt New Continuing Connected Transactions, are on normal commercial terms, have been entered into in the ordinary and usual course of business of the Unicom Group and are fair and reasonable and in the interests of the Unicom Shareholders as a whole. The Directors (including the independent non-executive Directors) also believe that the proposed annual caps for the New Continuing Connected Transactions, other than the Non-exempt New Continuing Connected Transactions, for each of the three years ending 31 December 2008, 2009 and 2010 are fair and reasonable.

The Directors (excluding the independent non-executive Directors) believe that the terms of the Non-exempt New Continuing Connected Transactions are on normal commercial terms, have been entered into in the ordinary and usual course of business of the Unicom Group and are fair and reasonable and in the interests of Unicom Shareholders as a whole. The Directors (excluding the independent non-executive Directors) further consider (1) that the proposed annual caps for the Non-exempt New Continuing Connected Transactions (other than the Domestic Interconnection Settlement Agreement 2008-2010, the International Long Distance Voice Services Settlement Agreement 2008-2010, the Framework Agreement for Interconnection Settlement and the supply of telephone cards, interconnection arrangements, provision of international telecommunications network gateway, provision of operator-based value-added services, provision of value-added telecommunications services, provision of “10010/10011” customer services and provision of agency services under the Second New Comprehensive Services Agreement) for each of the three years ending 31 December 2008, 2009 and 2010 and (2) that no annual caps being proposed for the transactions under the Domestic Interconnection Settlement Agreement 2008-2010, the International Long Distance Voice Services Settlement Agreement 2008-2010, the Framework Agreement for Interconnection Settlement and the supply of telephone cards, interconnection arrangements, provision of international telecommunications network gateway, provision of operator-based value-added services, provision of value-added telecommunications services, provision of “10010/10011” customer services and provision of agency services under the Second New Comprehensive Service Agreement, are fair and reasonable.

The independent non-executive Directors will, after taking into account the advice from Merrill Lynch, set out their views on the above matters in the letter of advice from the Independent Board Committee to the Unicom Shareholders and the Independent Unicom Shareholders, such letter to be included in the circular to be despatched to the Unicom Shareholders.

4.	PROPOSED AMENDMENT TO ARTICLES OF ASSOCIATION

The Articles of Association currently permit the Board to deal with fractional Unicom Shares only in certain circumstances. The Board has proposed that the Articles of Association be amended in order to give the Board greater flexibility to deal with any fractional Unicom Shares which arise as a result of an issue of Unicom Shares by Unicom.

It is proposed that the Articles of Association be amended to add the following new Article 13A immediately after the existing Article 13:

“Whenever any fractions arise as a result of an issue of shares by the Company, the Board may, on behalf of the members, deal with the fractional shares in such manner as it thinks fit. In particular, without limitation, the Board may sell the fractional shares to which any members would otherwise become entitled to any person and may retain the net proceeds of sale for the benefit of the Company or distribute the net proceeds of sale in due proportion among those members so entitled. For this purpose, the Board may authorise any person to execute and deliver as transferor a form of transfer or other instrument or instruction of transfer of the fractional shares to the purchaser thereof, who shall not be bound to see to the application of the purchase money.”

Pursuant to the Articles of Association and applicable law, the proposed amendment to the Articles of Association is subject to the approval of the Unicom Shareholders by way of a special resolution at the Unicom EGM.

5.	PROPOSED CHANGE OF COMPANY NAME

Conditional upon the Scheme becoming effective, the Board has proposed that Unicom’s company name be changed from “China Unicom Limited ” to “China Unicom (Hong Kong) Limited ” with effect from the Effective Date.

The Proposed Change of Company Name is to reflect the business, operations and identity of the Enlarged Group following the completion of the proposed merger. The Board believes that it is in the commercial interest and corporate benefit of Unicom to adopt a name that reflects the business, operations and identity of the Enlarged Group.

The Proposed Change of Company Name is subject to the satisfaction of the following conditions:
(a)	the approval of the Unicom Shareholders having been obtained at the Unicom EGM for the Proposed Change of Company Name;

(b)	the Scheme becoming effective; and

(c)	the issuance of the certificate of change of name by the Registrar of Companies in Hong Kong.
The stock trading name currently used by Unicom will remain unchanged.

Upon the Proposed Change of Company Name becoming effective, all existing certificates of title in relation to the Unicom Shares and the Unicom ADSs in issue and bearing the current name of Unicom will continue to be evidence of title to the Unicom Shares and the Unicom ADSs and will be valid for trading, settlement and registration purposes and the rights of the Unicom Shareholders and the Unicom ADS Holders will not be affected as a result of the change of Unicom’s company name. If the Proposed Change of Company Name becomes effective, any issue of certificates of title in relation to the Unicom Shares and the Unicom ADSs will be in Unicom’s new company name and the Unicom Shares and the Unicom ADSs will be traded on the Hong Kong Stock Exchange and the New York Stock Exchange in the new company name.

A further announcement will be made by Unicom upon the Proposed Change of Company Name becoming effective.

6.	UNICOM EGM

An extraordinary general meeting will be convened for the purpose of considering and, if thought fit, approving, by way of special resolutions, the proposed amendment to the Articles of Association and the Proposed Change of Company Name and, by way of ordinary resolutions, the Non-exempt New Continuing Connected Transactions.

None of the Unicom Shareholders has a material interest in the transactions under the Domestic Interconnection Settlement Agreement 2008-2010, the Framework Agreement for Interconnection Settlement, the International Long Distance Voice Services Settlement Agreement 2008-2010, the Engineering and Information and Technology Services Agreement 2008-2010 and the Framework Agreement for Engineering and Information Technology Services, the proposed amendment to the Articles of Association and the Proposed Change of Company Name. Accordingly, none of the Unicom Shareholders are required to abstain from voting at the Unicom EGM on the resolutions relating to such matters. However, notwithstanding the foregoing, an executive director of Netcom and an independent non-executive director of Netcom who hold 602,000 Unicom Shares and 6,000 Unicom Shares, respectively, have each undertaken to Netcom to abstain from voting at the Unicom EGM on the resolutions relating to such matters.

As at the date of this Announcement, Unicom BVI, a subsidiary of Unicom Parent, had a shareholding interest in Unicom of approximately 71.17% and Unicom BVI and its associates (including Unicom Parent) are therefore connected persons of Unicom. As Unicom BVI is regarded as having a material interest in the Amended 2006 Continuing Connected Transactions relating to the supply of telephone cards, interconnection arrangements, provision of international telecommunications network gateway, provision of operator-based value-added services, provision of value-added telecommunications services, provision of “10010/10011” customer services and provision of agency services, Unicom BVI and its associates will abstain from voting on the resolution relating to such matters. In addition, an executive director of Netcom and an independent non-executive director of Netcom who hold 602,000 Unicom Shares and 6,000 Unicom Shares, respectively, have each undertaken to Netcom to abstain from voting at the Unicom EGM on the resolution relating to such matters, notwithstanding that they do not have a material interest in such matters.

The Independent Board Committee, which consists of all of the independent non-executive Directors (none of whom have any material interests in the Non-exempt New Continuing Connected Transactions), has been established to advise the Unicom Shareholders and the Independent Unicom Shareholders on the terms of the relevant Non-exempt New Continuing Connected Transactions. In this respect, Merrill Lynch has been appointed as the independent financial adviser to the Independent Board Committee, the Unicom Shareholders and the Independent Unicom Shareholders on the terms of the relevant Non-exempt New Continuing Connected Transactions.

A circular containing, among other things, details of (1) the New Continuing Connected Transactions, including the Non-exempt New Continuing Connected Transactions, the letter of advice from the Independent Board Committee to the Unicom Shareholders and the Independent Unicom Shareholders, the letter of advice from Merrill Lynch to the Independent Board Committee, the Unicom Shareholders and the Independent Unicom Shareholders, (2) the proposed amendment to the Articles of Association and (3) the Proposed Change of Company Name, together with a notice of the Unicom EGM and the related form of proxy, will be despatched to the Unicom Shareholders as soon as practicable after the date of this Announcement.

7.	DEFINITIONS

In this Announcement, unless the context otherwise requires, the following expressions have the meanings set out below:

“2-Step Approach”	the approach to be adopted in the entering into of all connected transactions of Unicom that require the approval of the Independent Unicom Shareholders, details of which are set out in paragraph 3(C) headed “Amended 2006 Continuing Connected Transactions” in this Announcement

“3G”	third generation mobile system, the next generation of mobile network infrastructure that utilises the 2GHz spectrum

“Amended 2006 Continuing Connected Transactions”	the existing continuing connected transactions between Unicom and its subsidiaries and Unicom Parent, which will be amended with effect from the Effective Date to include CNC China as a party and to facilitate the business and operations of the Enlarged Group, which are described in paragraph 3(C) headed “Amended 2006 Continuing Connected Transactions” in this Announcement

“Announcement”	this announcement dated 13 August 2008

“Articles of Association”	the articles of association of Unicom adopted on 1 June 2000 and amended pursuant to a special resolution passed on 12 May 2004

“associate”	has the meaning given to it in the Listing Rules

“Board”	the board of directors of Unicom

“China Netcom System Integration”	China Netcom Group System Integration Limited Corporation , a company established under the laws of the PRC and an indirect wholly-owned subsidiary of Netcom

“CNC China”	China Netcom (Group) Company Limited , formerly known as China Netcom Corporation Limited, a company established in the PRC with limited liability as a wholly foreign owned enterprise and a wholly-owned subsidiary of Netcom

“connected person”	has the meaning given to it in the Listing Rules

“CUCL“	China Unicom Corporation Limited , a company incorporated in the PRC with limited liability and a wholly-owned subsidiary of Unicom

“Director(s)”	director(s) of Unicom

“Effective Date”	the date on which the Scheme becomes effective in accordance with the Hong Kong Companies Ordinance, which is expected to be 15 October 2008

“Enlarged Group”	the Unicom Group and the Netcom Group

“Existing Netcom Continuing Connected Transactions”	the existing continuing connected transactions of Netcom entered into between Netcom and its subsidiaries and Netcom Parent, which are described in paragraph 3(A) headed “Existing Netcom Continuing Connected Transactions” in this Announcement

“Existing Unicom Continuing Transactions”	the existing continuing transactions between CUCL and Netcom Parent, which are described in paragraph 3(B) headed “Existing Unicom Continuing Transactions” in this Announcement

“Independent Board Committee”	the independent committee of the Board, which consists of all of the independent non-executive Directors, being Mr. Wu Jinglian, Mr. Shan Weijian, Mr. Cheung Wing Lam, Linus and Mr. Wong Wai Ming, which has been established for the purpose of advising the Unicom Shareholders and the Independent Unicom Shareholders on the terms of the relevant Non-exempt New Continuing Connected Transactions

“Independent Unicom Shareholders”	the Unicom Shareholders other than Unicom BVI and its associates

“Merrill Lynch”	Merrill Lynch (Asia Pacific) Limited, the independent financial adviser to the Independent Board Committee, the Unicom Shareholders and the Independent Unicom Shareholders on the terms of the relevant Non-exempt New Continuing Connected Transactions

“New Continuing Connected Transactions”	the new continuing connected transactions of Unicom with effect from the Effective Date, comprising the Existing Netcom Continuing Connected Transactions, the Existing Unicom Continuing Transactions and the Amended 2006 Continuing Connected Transactions

“New Horizon Communications”	China Netcom Group New Horizon Communications Corporation Limited , a company incorporated in the PRC and an indirect wholly-owned subsidiary of Netcom

“Non-exempt New Continuing Connected Transactions”	(a) the Existing Netcom Continuing Connected Transactions under:

(i) the Domestic Interconnection Settlement Agreement 2008-2010;

(ii) the International Long Distance Voice Services Settlement Agreement 2008-2010; and

(iii) the Engineering and Information Technology Services Agreement 2008-2010;

(b) the Existing Unicom Continuing Transactions under:

(i) the Framework Agreement for Interconnection Settlement; and

(ii) the Framework Agreement for Engineering and Information Technology Services; and

(c)   the Amended 2006 Continuing Connected Transactions relating to the supply of telephone cards, interconnection arrangements, provision of international telecommunications network gateway, provision of operator-based value-added services, provision of value-added telecommunications services, provision of “10010/10011” customer services and provision of agency services, and in respect of paragraphs (a)(i), (a)(ii), (b)(i) and (c), no annual caps are to be proposed

“Proposed Change of Company Name”	the proposed change of Unicom’s company name, the details of which are set out in paragraph 5 headed “Proposed Change of Company Name” in this Announcement
By order of the board of
China Unicom Limited
Mr. Chang Xiaobing
Chairman and Chief Executive Officer
Hong Kong, 13 August 2008

As at the date of this Announcement, the board of directors of Unicom comprises Mr. Chang Xiaobing, Mr. Tong Jilu, Mr. Li Gang and Mr. Zhang Junan as executive directors, Mr. Lu Jianguo and Mr. Lee Suk Hwan as non-executive directors and Mr. Wu Jinglian, Mr. Shan Weijian, Mr. Cheung Wing Lam, Linus and Mr. Wong Wai Ming as independent non-executive directors. The directors of Unicom jointly and severally accept full responsibility for the accuracy of the information contained in this Announcement (other than in relation to the Netcom Group, Netcom Parent and Netcom BVI) and confirm, having made all reasonable enquiries, that to the best of their knowledge, their opinions expressed in this Announcement have been arrived at after due and careful consideration and there are no other facts not contained in this Announcement the omission of which would make any of the statements in this Announcement (other than in relation to the Netcom Group, Netcom Parent and Netcom BVI) misleading.
Certain information and opinions in respect of the Netcom Group, Netcom Parent and/or Netcom BVI contained or expressed in this Announcement have been extracted or summarised from public documents. The Directors collectively and individually accept full responsibility for the correct and fair reproduction or presentation of such information and opinions and the accuracy of the summary of such information and opinions and confirm, having made all reasonable enquiries, that to the best of their knowledge and belief, there are no facts in respect of the Netcom Group, Netcom Parent and/or Netcom BVI not contained in this Announcement the omission of which would make any such information and opinions in this Announcement misleading.